Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces Retirement of Chief Financial Officer at End of 2015

Tysons Corner, VA, March 5, 2015 – MicroStrategy® Incorporated (Nasdaq: MSTR), a leading worldwide provider of enterprise software platforms, today announced that Douglas K. Thede, Senior Executive Vice President & Chief Financial Officer, has informed the company of his intention to retire on December 31, 2015. MicroStrategy expects to engage in an internal and external search for Mr. Thede’s replacement. Mr. Thede will participate in this search and help to ensure a smooth transition of his duties over the balance of 2015.

“On behalf of everyone at MicroStrategy, I want to thank Doug for his dedication and significant contributions to the company since he joined in 2008,” said Michael J. Saylor, MicroStrategy’s Chairman of the Board of Directors and Chief Executive Officer. “As Chief Financial Officer over the last six years, he has played an integral role in guiding the company’s strategic financial and operational activities, including strengthening the company’s balance sheet and enhancing shareholder value. We look forward to working with Doug through the transition, and wish him well in his future endeavors.”

Mr. Thede commented, “I am honored to have been a part of the MicroStrategy journey and to have worked with such an incredibly talented team. I believe MicroStrategy has an exciting future ahead, and I plan to work closely with the management team to facilitate a successful transition, following which I am looking forward to spending more time with my family and pursuing other interests.”

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy (Nasdaq: MSTR) is a leading worldwide provider of enterprise software platforms. The Company’s mission is to provide enterprise analytics, mobility, and security platforms that are flexible, powerful, scalable, and user-friendly. To learn more, visit MicroStrategy online, and follow us on Facebook and Twitter.

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